UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 22, 2012, the Board of Directors of Linn Energy, LLC (the “Company”) voted to increase the size of the Company’s board to seven members and, based on the nomination made by the Board’s Nominating Committee, appointed David D. Dunlap to fill the vacancy.  Mr. Dunlap is an independent director and will serve on the Company’s Audit, Nominating and Governance, and Compensation Committees. In accordance with the Company’s Third Amended and Restated Limited Liability Company Agreement, Mr. Dunlap will serve as a director until the next annual meeting of unitholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Mr. Dunlap was not selected pursuant to any arrangement or understanding with any other person.   Mr. Dunlap has not been a participant in any transaction since January 2012, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

In connection with his appointment, Mr. Dunlap will be granted 4,770 restricted units under the Company’s Amended and Restated Long-Term Incentive Plan, as amended.  Under the terms of the restricted unit grant agreement, the units vest in three equal increments beginning January 2014.  Vesting will be accelerated upon Mr. Dunlap’s death or disability, upon a change of control of the Company, or if Mr. Dunlap’s service on the Board is terminated by the Company for any reason other than for cause.

A copy of the press release announcing Mr. Dunlap’s appointment is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated May 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: May 24, 2012	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President and General Counsel